Exhibit 12(e)(2)
                                                                ----------------




                           SECOND AMENDING AGREEMENT


THIS AGREEMENT made and entered into as of the 23rd day of September, 2005.


AMONGST: DURAVEST, MC., a Florida corporation with a registered office located at 37 Prince Arthur Avenue, Suite 300, Toronto, Ontario Canada, M5R 1B2, represented for the purpose hereof by Dr. Ogan Gurel, its President, duly authorized as he so declares:

          (hereinafter called "Duravest")

          INNOVACOR, LIMITED PARTERNSHIP, limited partnership duty formed under the laws of Quebec, having a place of business at 5000 Belanger Street East, Montreal, Quebec, H1T 1C8, acting through and represented for the purposes hereof by its general partner, Innovacor Management Inc., represented by Mr. Jacques Oliva Belair, its President, duly authorized as he so declares;

          (hereinafter called "Innovacor")

          CARDIO AT WORK INC., corporation duly incorporated under the laws of Canada, having its head office at P.O. Box 323, Mount-Royal Station H3P 3C5, represented for the purpose hereof by Dr. Jean-Francois Tanguay, its President, duly authorized as he so declares;

          (hereinafter called "CAT")

          MR. SAM GREENBERG, residing and domiciled at 5101 Buchan, Penthouse 1, 5th Floor, Montreal, Quebec, H4P 1S4; (hereinafter called "Greenberg")

          ESTRACURE INC., corporation duty incorporated under the laws of Canada, having its head office at 5000 East Belanger Street, Montreal, Quebec, H1T 1C8, represented for the purpose hereof by Dr. Jean-Francois Tanguay, its President, duly authorized as he so declares; (hereinafter called "Estaracure")

          (Duravest, Innovacor. CAT, Greenberg, Estracure are hereinafter collectively called the "Parties")


     WHEREAS the Parties entered into an Option Agreement dated as of January 14th 2005 (the "Option Agreement");

       WHEREAS the Parties amended the Option Agreement by way of an Amending Agreement dated as of March 21st 2005;

     AND WHEREAS the Parties now wish to amend the Option Agreement a second time;

      NOW THEREFORE, the Parties agree as follows:

     1. The typographical error contained in the date on the first page of the Option Agreement is corrected by replacing "2004" with "2005".

     2. Section 2.3 of the Option Agreement is amended by deleting the reference "September 30th, 2005" in its last line and replacing same with "December 31st, 2005. The Initial Shareholders Option can only be exercised by delivering the Exercise Notice as provided for in Sections 3.5(a), 4.1 and 6.1 hereof."

     3. Section 2 of Schedule A of the Option Agreement is amended by deleting "After February 1st, 2005 and before March 31st 2005" and replacing same with "Prior to October 30th 2005".

     4. Section 2 of Schedule B of the Option Agreement is amended by deleting "After February 1st, 2005 and before March 31st 2005" and replacing same with "Prior to September 30th 2005".

     5. All other provisions of the Option Agreement remain unchanged and in full effect.

IN WITNESS WHEREOF, THE PARTIES HAVE SIGNED THIS ANIENDMENT WHICH HAS INTERVENED AT THE PLACE AND ON THE DATE FIRST MENTIONED.

INNOCAR, LIMITED PARTNERSHIP,              CARDIO AT WORK, ING.
per Innovator Management, Inc.,
its general partner


Per: /s/ Jacques Oliva Belair              Per: /s/ Jean-Francois Tanguay
     --------------------------------           --------------------------------
     Jacques Oliva Belair                       Jean-Francois Tanguay


DURAVEST, INC.                             ESTACURE INC.


Per: /s/ Dr. Ogan Gurel                    Per: /s/ Jean-Francois Tanguay
     --------------------------------           --------------------------------
     Dr. Ogan Gurel                             Jean-Francois Tanguay




/s/ Sam Greenberg
-------------------------------------
Sam Greenberg